Exhibit 99.1

For More Information Contact:

Investors:                                                     Media:
Ingram Micro Inc.                                        Ingram Micro Inc.
Ria Marie Carlson (714) 382-4400                 Marie Connell (714) 382-2009
ria.carlson@ingrammicro.com                  marie.connell@ingrammicro.com

Kay Leyba (714) 382-4175                           Rekha Parthasarathy (714) 382-1319
kay.leyba@ingrammicro.com                    rekha@ingrammicro.com

  INGRAM MICRO REPORTS FIRST QUARTER 2008 RESULTS

Sales hit a first-quarter record
Gross margins hit highest first-quarter level in 10 years
Cost reduction plans announced

SANTA ANA, Calif., April 24, 2008 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the first quarter of 2008 (ended March 29, 2008).

Worldwide sales for the quarter were $8.58 billion, a 4-percent increase from $8.25 billion in the prior-year period. The translation impact of the relatively stronger foreign currencies had an approximate six-percentage-point positive effect on comparisons to the prior year.

Net income for the first quarter was $64.1 million, or $0.37 per diluted share, compared with $37.0 million, or $0.21 per diluted share, in the year-ago period.  The prior-year quarter included a charge of $33.8 million, or $0.19 per diluted share, which was recorded to cost of sales for commercial taxes on software imports in Brazil, as well as a benefit of approximately $0.02 per diluted share from the favorable resolution of a U.S. tax audit.

“We’re pleased with the performance of our Asia-Pacific and Latin America regions, both of which grew at double-digit rates with good operating leverage,” said Greg Spierkel, chief executive officer, Ingram Micro Inc.  “However, as we discussed in February, softness in the economic environments in North America and Europe is exerting pressure on our operations in those regions.  We’ve made good progress on the expense-containment plan instituted earlier this year, but additional steps are necessary in this environment.  We are planning a restructuring in our Europe, Middle East and Africa (EMEA) operations, primarily in the regional headquarters, and made targeted reductions of office-based positions in North America earlier this month.  We’re confident that the actions will improve productivity and operational effectiveness without sacrificing customer service or vendor relationships, or inhibiting profitable growth.”

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The planned actions are expected to generate $18 million to $24 million of annualized savings, beginning in the second and third quarters of 2008.  Costs associated with these actions are expected to be approximately $11 million to $13 million, the majority of which are expected to be incurred during the second and third quarters of 2008.

Additional First Quarter Highlights

For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

Regional Sales:

o	North American sales were $3.29 billion (38 percent of total revenues), essentially flat with the $3.28 billion posted a year ago.
o
EMEA sales were $3.07 billion (36 percent of total revenues), an increase of one percent versus the $3.05 billion in the year-ago quarter.  The translation impact of the relatively stronger European currencies had an approximate eleven-percentage-point positive effect on comparisons to the prior year.

o
Asia-Pacific sales were $1.81 billion (21 percent of total revenues), an increase of 16 percent versus the $1.57 billion reported in the year-ago quarter.  The translation impact of the relatively stronger regional currencies had an approximate ten-percentage-point positive effect on comparisons to the prior year.

o	Latin American sales were $407 million (5 percent of total revenues), an increase of 18 percent compared to the $346 million posted a year ago.

Gross margin

Gross margin was 5.66 percent, an increase of 70 basis points versus the prior-year quarter, driven by general business improvements in every region.  In the prior-year quarter, the charge related to Brazilian commercial taxes adversely affected the gross margin by approximately 41 basis points.

Operating expenses

Total operating expenses were $386.2 million or 4.50 percent of revenues versus $335.1 million or 4.06 percent of revenues in the year-ago quarter.  Softer sales growth due to the weaker-demand environment, additional investments in people and infrastructure to support our strategic initiatives, and growth in our fee-for-services business had a negative impact on operating expenses as a percent of revenues.

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Operating income

Worldwide operating income was $99.3 million or 1.16 percent of revenues.  In the year-ago quarter, operating income was $73.7 million or 0.89 percent of revenues, which includes the Brazilian tax charge of approximately $33.8 million or 41 basis points.

o	North American operating income was $40.6 million or 1.23 percent of revenues, compared to $57.0 million or 1.74 percent of revenues in the year-ago quarter.
o	EMEA operating income was $26.8 million or 0.87 percent of revenues, compared to $35.0 million or 1.15 percent of revenues in the year-ago quarter.
o	Asia-Pacific operating income increased 65 percent to $32.5 million or 1.79 percent of revenues from $19.7 million or 1.25 percent of revenues in the year-ago quarter.
o
Latin America operating income was $7.8 million or 1.92 percent of revenues.  In the year ago quarter, the region recorded an operating loss of $28.4 million or 8.20 percent of revenues due to the $33.8 million commercial tax charge in Brazil, described previously, which was approximately 9.76 percent of revenues.

o
Stock-based compensation expense, which amounted to $8.4 million in the current quarter and $9.6 million in the prior year quarter, is presented as a separate reconciling amount in the company’s segment reporting in both periods.  As such, these expenses are not included in the regional operating results, but are included in the worldwide operating results.

▪	Other income and expense for the quarter was $12.7 million versus $15.4 million in the year-ago period, primarily driven by lower interest rates.
▪
The effective tax rate for the quarter was 26 percent, which includes a favorable two-percentage-point discrete impact of a tax-rate change in China.  The effective rate in the prior year period was 36.6 percent, which was negatively impacted by the Brazilian commercial tax charge referenced previously.

▪	Total depreciation and amortization was $16.9 million.
▪	Capital expenditures were approximately $10.9 million.

Balance Sheet

▪	The cash balance at the end of the quarter was $567 million, relatively flat with the year-end balance.
▪	Total debt was $609 million, an increase of $86 million from year-end. Debt-to-capitalization was 15 percent versus 13 percent at the end of 2007.
▪
The company repurchased approximately 5.3 million shares during the first quarter of 2008, for an aggregate amount of $86.6 million. Total shares repurchased since the inception of the program in mid-November 2007 through the quarter-end is 6.6 million shares for an aggregate amount of $111.7 million.

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▪	Inventory was $2.89 billion or 32 days on hand compared to $2.77 billion or 27 days on hand at the end of the year. The increase in inventory days is primarily due to the softer sales environment.
▪	Working capital days were 26, an increase of four days from year-end, primarily due to higher inventory days. Working capital days were roughly flat with the first quarter of the prior year.

“Despite the challenging economic environment, gross margins were at the highest first-quarter level in 10 years,” said William D. Humes, executive vice president and chief financial officer.  “This is a direct result of our commitment to strategic initiatives that improve the margin profile and continued focus on our most profitable lines of business.  Other bright spots included strong performances in many of our emerging markets.  We are clearly focused on opportunities to reduce operating expenses and inventory levels.  While it’s difficult to make rapid adjustments in these areas when demand slows, we have improvement plans in place and I expect to see good progress going forward.”

Outlook for the Second Quarter

The following statements are based on the company’s current expectations and internal forecasts.  These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

According to the company’s guidance for the second quarter ending June 28, 2008:

•	Sales are expected to range from $8.50 billion to $8.75 billion.
•
Net income is expected to range from $59 million to $64 million, or $0.34 to $0.37 per diluted share.  This does not include costs related to the expense-reduction plans in North America and EMEA.  The timing of the costs cannot be predicted with certainty, but are estimated to be approximately $2 million to $4 million in the second quarter, with the balance substantially incurred in the third quarter.

•	The weighted average shares outstanding and effective tax rate are expected to be approximately 172 million and 28 percent, respectively.

“Our second-quarter guidance reflects continued economic softness in North America and Europe, with solid growth in Asia-Pacific and Latin America,” said Spierkel.  “The expected sequential sales growth is following a fairly normal seasonal pattern, with a modest benefit from slightly stronger foreign currencies compared to the first quarter.  While we are taking the necessary steps to manage our cost structure in the current economy, we will continue to pursue activities that improve our infrastructure, generate greater customer

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loyalty, diversify our business mix and enhance margins.  The company has proven its resiliency in similar economic environments and we will be stronger than ever when the economy rebounds.”

Conference Call and Webcast

Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EDT.  To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section).  The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 839-8501 (other countries).

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, stock-based compensation expense, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro's business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) integration of our acquired businesses and similar transactions involve various risks and difficulties -- our operations may be adversely impacted by an acquisition that (i) is not suited for us, (ii) is improperly executed, or (iii) substantially increases our debt; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations may adversely impact our operations in that country or globally; (4) we may not achieve the objectives of our process improvement efforts or be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer; (5) our failure to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services, could negatively impact our future operating results; (6) an interruption or failure of or disruptions due to changes to our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information and may adversely impact our results of operations; (7) if there is a downturn in economic conditions for an extended period of time, it will likely have an adverse impact on our business; (8) significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms, may adversely impact our results of operations or financial condition; (9) termination of a supply or services agreement with a major supplier or product supply shortages may adversely impact our results of operations; (10) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or we may be required to pay additional tax assessments; (11) we cannot predict with certainty, the outcome of the SEC and U.S. Attorney’s inquiries or assessments by Brazilian taxing authorities; (12) we may experience loss of business from one or more significant customers, and an increased risk of credit loss as a result of reseller customers' businesses being negatively impacted by dramatic changes in the information technology products and services industry as well as intense competition among resellers -- increased losses, if any, may not be covered by credit insurance or we may not be able to obtain credit insurance at reasonable rates or at all; (13) rapid product improvement and technological change resulting in inventory obsolescence or changes in demand may result in a decline in value of a portion of our inventory; (14) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (15) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (16) changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our working capital needs; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions could negatively impact our future operating results; (18) future periodic assessments required by current or new accounting standards such as those relating to long-lived

6-6-6 Ingram Micro Reports First Quarter 2008 Results

assets, goodwill and other intangible assets and expensing of stock options may result in additional non-cash charges; (19) seasonal variations in the demand for products and services, as well as the introduction of new products, may cause variations in our quarterly results; and (20) the failure of certain shipping companies to deliver product to us, or from us to our customers, may adversely impact our results of operations.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the year ended December 29, 2007; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution.  The company serves more than 150 countries and is the only global broadline IT distributor with operations in Asia.  Visit www.ingrammicro.com.

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© 2008 Ingram Micro Inc.  All rights reserved.  Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	March 29,	December 29,
	2008	2007

ASSETS
Current assets:
Cash	$567,344	$579,626
Trade accounts receivable, net	3,639,654	4,054,824
Inventories	2,891,699	2,766,148
Other current assets	531,087	520,069

Total current assets	7,629,784	7,920,667

Property and equipment, net	184,114	181,416
Goodwill	745,939	733,481
Other assets	140,386	139,437

Total assets	$8,700,223	$8,975,001

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,984,771	$4,349,700
Accrued expenses	545,141	602,295
Current maturities of long-term debt	181,339	135,616

Total current liabilities	4,711,251	5,087,611

Long-term debt, less current maturities	428,000	387,500
Other liabilities	68,756	72,948

Total liabilities	5,208,007	5,548,059

Stockholders' equity	3,492,216	3,426,942

Total liabilities and stockholders' equity	$8,700,223	$8,975,001

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	March 29, 2008	March 31, 2007

Net sales	$8,577,318	$8,245,704

Costs of sales	8,091,810	7,836,932
Gross profit	485,508	408,772

Operating expenses:
Selling, general and administrative	386,224	335,742
Reorganization credits	-	(684)
	386,224	335,058

Income from operations	99,284	73,714

Interest and other	12,724	15,395

Income before income taxes	86,560	58,319

Provision for income taxes	22,505	21,339

Net income	$64,055	$36,980

Diluted earnings per share:
Net income	$0.37	$0.21

Diluted weighted average
shares outstanding	174,405,002	175,074,739

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

Thirteen Weeks Ended March 29, 2008
		Operating	Operating
	Net Sales	Income	Margin

North America	$3,290,181	$40,589	1.23%
EMEA	3,066,370	26,778	0.87%
Asia-Pacific	1,813,429	32,541	1.79%
Latin America	407,338	7,824	1.92%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(8,448)	-

Consolidated Total	$8,577,318	$99,284	1.16%

Thirteen Weeks Ended March 31, 2007
		Operating		Operating
	Net Sales	Income		Margin

North America	$3,283,438	$57,014		1.74%
EMEA	3,047,297	34,954		1.15%
Asia-Pacific	1,569,165	19,689		1.25%
Latin America	345,804	(28,359	)(a)	(8.20%)
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(9,584)		-

Consolidated Total	$8,245,704	$73,714	(a)	0.89%

(a)   The loss from operations recorded in Latin America for the thirteen weeks ended March 31, 2007 includes a commercial tax charge of $33,754 in Brazil (9.76% of Latin America net sales and 0.41% of consolidated net sales).